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                                                                    Exhibit 2(a)


                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is made on March 31, 2004, by NC ACQUISITION CORP., a Michigan corporation ("PURCHASER") and NEMATRON CORPORATION, a Michigan corporation ("SELLER").

RECITALS

         A.       Seller is indebted to North Coast Technology Investors,
L.P. ("NORTH COAST") pursuant to the terms of a Promissory Note dated February 20, 2004 in the face amount of $2,500,000 (the "SENIOR NOTE").

         B. Seller is indebted to North Coast, Ralph Meisel, James A. Nichols and The Stag Group (the "2001 SUBORDINATED NOTEHOLDERS") pursuant to the terms of a series of Convertible Subordinated Promissory Notes dated March 23, 2001 in the aggregate principal amount of $1,200,000 (the "2001 SUBORDINATED NOTES").

         C. Seller is indebted to Ronald C. Causley and Joseph J. Fitzsimmons (the "2002 SUBORDINATED NOTEHOLDERS") pursuant to the terms of a series of Subordinated Promissory Notes dated October 28, 2002 in the aggregate principal amount of $200,000 (the "2002 SUBORDINATED NOTES").

         D. Seller is indebted to North Coast pursuant to the terms of a Subordinated Promissory Note dated April 14, 2003 in the principal amount of $3,000,000 (the "2003 SUBORDINATED NOTE").

         E. Seller's indebtedness under the 2001 Subordinated Notes, 2002 Subordinated Notes, the 2003 Subordinated Note and the Senior Note (collectively, the "NOTES") includes unpaid accrued interest (such indebtedness is referred to in this Agreement as the "INDEBTEDNESS").

         F. To secure Seller's obligations to repay the Indebtedness to North Coast, pursuant to a Security Agreement dated as of July 31, 2003, North Coast holds a security interest in the following property of Seller (the "PERSONAL PROPERTY COLLATERAL"):

                  All personal property of the Seller, wherever located, and now owned or hereafter acquired, including accounts; as-extracted collateral; chattel paper (both tangible and electronic); deposit accounts; documents; equipment; fixtures; general intangibles, including payment intangibles; goods; instruments, including promissory notes; inventory; investment property, including certificated securities, uncertificated securities, security entitlements, securities accounts, commodity contracts and commodity accounts; letters of credit; letter of credit rights; money; software; supporting obligations; and vehicles.

         G. Seller is also party to a Security Agreement dated March 28, 2001, to secure Seller's obligations to the 2001 Subordinated Noteholders, which grants the 2001 Subordinated Noteholders a security interest in the collateral described therein. The 2002 and 2003 Subordinated Notes

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provide that as security for the payment of the Notes, Seller grants to the holders of such notes a continuing security interest in all of the assets of the Company.

         H. To secure Seller's obligations to repay the Indebtedness to North Coast, Seller has granted North Coast a mortgage on real property owned by Seller located at 5840 Interface Drive in Scio Township, Washtenaw County, Michigan (the "REAL PROPERTY COLLATERAL") pursuant to a Mortgage dated October 15, 2003 (the "MORTGAGE").

         I. Seller's board of directors has approved the sale of substantially all of Seller's tangible and intangible assets, including its real estate, accounts, equipment, intellectual property, inventory, goodwill and other intangibles to Purchaser, in consideration of Purchaser's assumption of all of Seller's liabilities, including the Notes (the "NET ASSET SALE").

         J. Seller's shareholders approved the Net Asset Sale at the annual meeting of the shareholders held on January 13, 2004.

         K. North Coast has made demand for payment of the Notes held by it, which are due and payable on demand. Seller is unable to make such payment, and is in default.

AGREEMENT

         Intending to be legally bound, Purchaser and Seller agree as follows:

         1. ASSETS SOLD AND PURCHASED. At the Closing, Seller shall sell and deliver to Purchaser all of the assets, rights, and interests of every conceivable kind or character whatsoever, whether real or personal, tangible or intangible, that on the Closing Date are owned by Seller or in which Seller has an interest of any kind, other than the Excluded Assets (as defined below) (the "Purchased Assets"). The Purchased Assets include, without limitation, all of the following, wherever situated:

                  (a) The real property located in Scio Township, Washtenaw County, Michigan, which is legally described in EXHIBIT 1 (the "REAL PROPERTY").

                  (b) Equipment, fixtures, goods, motor vehicles and all other items of tangible personal property.

                  (c) Inventory, including finished goods, work in process and raw materials.

                  (d) Investment property, including certificated securities, uncertificated securities, security entitlements, security accounts, commodity contracts and commodity accounts, and including in particular Seller's shares of capital stock in A-OK Controls Engineering, Inc., Optimation, Inc, Nematron Limited and Nematron Canada, Inc. (the "Subsidiaries").

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                  (e)      As-extracted collateral.

                  (f) Accounts, chattel paper (both tangible and electronic), documents, instruments (including promissory notes), letters of credit and letter of credit rights, and supporting obligations, including all accrued interest receivable and also any security Seller holds for the payment thereof, general intangibles, including payment intangibles and, to the extent not otherwise constituting general intangibles as defined above, any interest of Seller in any and all claims by Seller against any other person or entity, whether now accrued or later to accrue, contingent or otherwise, known or unknown, including, but not limited to, all rights under express or implied warranties from suppliers, claims for collection or indemnity, claims in bankruptcy, and choses in action.

                  (g) Money, cash, cash equivalents, and amounts held on deposit in all deposit accounts and other savings, checking, money market, investment, and other similar accounts, other than the money that is part of the Excluded Assets.

                  (h) Seller's right, title, benefit, and interest in and to all intellectual property and intellectual property rights owned by or licensed by the Seller, including, but not limited to, all inventions, discoveries, improvements, designs, prototypes, trade secrets, manufacturing and engineering drawings, process sheets, specifications, bills of material, patents, patent applications, registered and unregistered copyrights in both published and unpublished works, registered and unregistered trademarks, trade names, formulae and secret and confidential processes, know-how, technology, customer lists, software, databases, data, process technology, and other industrial property (whether patentable or unpatentable), and all goodwill of Seller relating to any of the foregoing.

                  (i)      Rights under contracts, including the full benefit of
(i) purchase orders placed with and accepted by Seller in the ordinary course of business on or before the Closing Date that have not been completely performed or filled before the Closing Date, covering the purchase from Seller of products to be supplied by Seller, or covering the rendition by Seller of services, and including all deposits, progress payments, and credits; (ii) purchase orders placed by Seller before the Closing Date that have not been completely performed before the Closing Date, covering Seller's purchase of inventory, supplies, or materials in the ordinary course of business; (iv) leases of personal property and other agreements; (v) employment agreements, non-competition agreements, non-disclosure agreements, invention rights agreements and other similar agreements between Seller and any other person, including current and former employees, and (vi) any and all policies of insurance and rights to make claims and other rights thereunder.

                  (j) Records and lists that pertain directly or indirectly, in whole or in part, to any one or more of the following: Seller's customers, suppliers, advertising, promotional material, sales, services, delivery, internal organization, employees, and/or operations.

                  (k) Security deposits, prepaid expenses, and similar items.

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                  (l)      Transferable local, state, and federal franchises,
licenses, bonds, permits, and similar items pertaining to the Seller's business and/or the Purchased Assets (the "Permits").

                  (m) The business conducted by Seller as a going concern, including any and all goodwill, telephone and FAX numbers, yellow-page advertisements, and Seller's right to use the name "NEMATRON" and all related names and derivations, and the entire right, title, and interest in the United States and throughout the world of all Internet domain names registered by Seller (the "Domain Names"), including but not limited to the following domain names registered by Seller with Network Solutions: NEMATRON.COM (registered November 10, 1994), CONTROLPOINTE.COM (registered June 27, 2000), CONTROLPOINTE.NET (registered September 6, 2000); CONTROLPOINTE.ORG (registered September 19, 2002); A-OKCONTROLS.COM (registered November 8, 2001); NEMASOFT.COM (registered February 13, 1997).

         However, Purchaser will not acquire (a) any of the rights of Seller with respect to the registration of its securities with the U.S. Securities and Exchange Commission or any state or foreign securities regulator or the listing of such securities with any securities exchange or quotation system or (b) $30,000 in cash to be retained by the Company (collectively, the "EXCLUDED ASSETS").

         As used herein, the term "Personal Property" means all of the Purchased Assets other than the Real Property.

         2. CONSIDERATION FOR PURCHASE. In consideration of the sale and conveyance of the Purchased Assets to Purchaser, Purchaser shall assume all of the liabilities of Seller of any kind, fixed or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising prior to the Effective Date, including, without limitation, amounts owed to employees, federal, state and local taxing authorities, lenders, lessors, utility companies, suppliers and other service and product providers (each, an "Assumed Liability" and, collectively, the "Assumed Liabilities").

         Notwithstanding the foregoing, from the Effective Date onward, Seller will remain responsible for all matters with respect to the registration of its securities with the United States Securities and Exchange Commission and any state or foreign securities regulator and the listing of such securities with any securities exchange or quotation system, and Purchaser does not undertake any responsibility with respect to same.

         The fair value of such consideration shall be determined by mutual agreement of the parties at or prior to the Closing and in any event shall not be less than the book amount of the liabilities assumed by Purchaser. Such fair value is the "Purchase Price." The Purchase Price shall be allocated among the Purchased Assets as reasonably determined by Purchaser and Seller. Purchaser and Seller agree to execute and deliver at Closing duplicate IRS Forms 8594, with an allocation of the Purchase Price in accordance with this Section 2, and to file all other returns and reports in a manner consistent with the allocations in this Section.

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         3.       CLOSING. The closing of the transactions contemplated in this
Agreement (the "Closing") shall take place at the offices of Seller at 1:00 p.m. on March 31, 2004 or at such other place and/or on such other date and/or time as the parties may agree in writing (the "Closing Date"). All transactions and all documents executed and delivered at the Closing shall be deemed to have occurred simultaneously, and no transaction shall be deemed to have occurred and no document shall be deemed to have been executed or delivered unless all transactions have occurred and all documents have been executed and delivered. The transactions contemplated in this Agreement shall be effective as of the close of business on March 31, 2004 (the "Effective Date").

         4. COVENANTS OF SELLER. From the date of signing of this Agreement through the Effective Date, Seller covenants as follows:

                  (a) Access to Data. Seller shall afford to Purchaser free and full access to the Seller's business premises and to the business premises of the Subsidiaries and to Seller's and the Subsidiaries' books, records and other information in order that Purchaser may have full opportunity to make such investigations and audits, business, financial or otherwise, as Purchaser deems appropriate.

                  (b) Conduct of Business. Seller shall conduct its business, and cause the Subsidiaries to conduct their business, only in the ordinary course. Seller will use all reasonable efforts (without making any commitments on behalf of Purchaser) to preserve its goodwill, and all licenses, rights and relationship with customers, vendors, employees and others having business dealings with it and its subsidiaries.

                  (c) Completion of Transaction. Seller will use all necessary efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in, and to consummate and make effective the transactions contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for Purchaser.

                  (d) Compliance with Laws. Seller shall duly comply with all applicable laws, regulations and rules, including any applicable requirements of the United States Securities and Exchange Commission, as may be required for the consummation of the transactions contemplated by this Agreement.

                  (e) Other Restrictions. Seller will not without the prior approval of Purchaser:

                  (i) borrow money, or permit any Subsidiary to borrow money or incur any other direct or contingent indebtedness except trade debt in the ordinary course of business;

                  (ii) make or permit any Subsidiary to make loans or advances to any person;

                  (iii) make or permit any Subsidiary to make any investment in the stock or obligations of any other person;

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                  (iv)     pay, or permit any Subsidiary to pay, compensation to
                  employees other than in the ordinary course of business, or any bonuses;

                  (v) make or permit any Subsidiary to make, any material change in the nature of its business.

         5. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to enter into and complete the closing of the transactions contemplated in this Agreement are subject to all of the following conditions precedent having been materially fulfilled at or before the Closing Date. Purchaser may waive in writing any and all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties or covenants under this Agreement.

                  (a) Representations and Warranties. All representations and warranties by Seller which are contained in this Agreement or any agreement, instrument, list, certificate or writing delivered to Purchaser pursuant to this Agreement, shall be, in all respects, true and correct on and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date, and Purchaser shall have not discovered any material misstatement or omission in any such representations and warranties.

                  (b) Compliance With Agreement. Seller shall have performed and complied with all obligations, covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Effective Date.

                  (c) Consents. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, required to be obtained by Seller shall have been obtained by Seller and delivered to Purchaser.

                  (d) No Litigation. No proceeding or investigation shall have been instituted before or by any court or governmental body (i) to restrain or prevent the carrying out of the transactions contemplated by this Agreement or in any way relating to the transactions contemplated by this Agreement or (ii) that might affect Purchaser's right to own, operate, and control the Purchased Assets on or after the Effective Date, nor shall any such proceeding or investigation have been threatened.

         6. ITEMS TO BE DELIVERED BY SELLER. Seller shall deliver to Purchaser at the Closing the following items, the form and substance of which shall all be reasonably satisfactory to Purchaser and its counsel:

                  (a) A covenant deed to the Real Property, subject to the mortgages of Chelsea State Bank and North Coast.

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                  (b) A general bill of sale of the Personal Property, subject to the liens described in the Recitals.

                  (c) Assignments of patents and trademarks for filing with the U.S. Patent and Trademark Office, and assignments of copyrights for filing with the U.S. Copyright Office.

                  (d) Assignments of any licenses or similar contract rights.

                  (e) Stock certificates endorsed to Purchaser for all shares owned by Seller of the Subsidiaries.

                  (f) Certificates of title endorsed to Purchaser for all motor vehicles and other assets subject to certificate of title laws.

                  (g) An amendment to its articles of incorporation, changing its name to "Sandston Corporation."

                  (h) A general closing certificate executed by a duly authorized officer of Seller, under which such officer shall certify that (i) to his knowledge, the representations and warranties of Seller set forth in this Agreement remain true and correct as of the Closing Date, (ii) the copies of the articles of incorporation and bylaws of Seller attached thereto are true and correct, (iii) resolutions of Seller's board of directors and shareholders in form attached thereto were duly adopted and remain in full force and effect, and
(iv) that the officer(s) of Seller who are executing and delivering this Agreement and the other documents and instruments to be executed and delivered by Seller are duly elected, acting and qualified officers of the Company.

                  (i) The favorable opinion of Seller's counsel dated the Closing Date and in form and substance reasonably satisfactory to Purchaser's counsel to the effect that (i) Seller has been duly formed and is validly existing and in good standing in Michigan, (ii) the execution, delivery and performance of this Agreement and the other documents to be executed and delivered by Seller at the Closing are within the corporate powers of Seller and are not in contravention of any federal or state of Michigan law or the terms of Seller's articles of incorporation or bylaws, (iii) Seller has been duly authorized to enter into this transaction, (iv) this Agreement and the other documents to be executed and delivered by Seller at the Closing have been duly authorized, executed and delivered by Seller, and (v) this Agreement and the other documents to be executed and delivered by Seller at the Closing are legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the enforcement of creditors' rights generally.

                  (j) Such other and further documents, instruments and certificates as Purchaser or its representatives shall reasonably require to carry out and effectuate the purposes and terms of this Agreement and the transactions among the parties contemplated in this Agreement.

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         7.       ITEMS TO BE DELIVERED BY PURCHASER. Purchaser shall deliver to
Seller at the Closing the following items, the form and substance of which shall all be reasonably satisfactory to Purchaser and its counsel:

                  (a) Purchaser's written assumption of the Senior Note, together with North Coast's release of Seller from any obligation related to the Senior Note.

                  (b) Purchaser's written assumption of the 2001 Subordinated Notes, together with the 2001 Subordinated Noteholders' release of Seller from any obligation related to the 2001 Subordinated Notes.

                  (c) Purchaser's written assumption of the 2002 Subordinated Notes, together with the 2002 Subordinated Noteholders' release of Seller from any obligation related to the 2002 Subordinated Notes.

                  (d) Purchaser's written assumption of the 2003 Subordinated Note, together with North Coast's release of Seller from any obligation related to the 2003 Subordinated Note.

                  (e) The favorable opinion of Purchaser's counsel dated the Closing Date and in form and substance reasonably satisfactory to Seller's counsel to the effect that (i) Purchaser has been duly formed and is validly existing and in good standing in Michigan, (ii) the execution, delivery and performance of this Agreement and the other documents to be executed and delivered by Purchaser at the Closing are within the corporate powers of Purchaser and are not in contravention of any federal or state of Michigan law or the terms of Purchaser's articles of incorporation or bylaws, (iii) Purchaser has been duly authorized to enter into this transaction, (iv) this Agreement and the other documents to be executed and delivered by Purchaser at the Closing have been duly authorized, executed and delivered by Seller, and (v) this Agreement and the other documents to be executed and delivered by Purchaser at the Closing are legal, valid and binding obligations of Purchaser enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the enforcement of creditors' rights generally.

                  (f) Purchaser's written assumption of Seller's obligation to Chelsea State Bank, together with Chelsea State Bank's release of Seller.

                  (g) A general assignment and assumption agreement pursuant to which Purchaser shall generally assume the liabilities of Seller pursuant to Section 2.

                  (h) Such other and further documents, instruments and certificates as Seller or its representatives shall reasonably require to carry out and effectuate the purposes and terms of this Agreement and the transactions among the parties contemplated in this Agreement.

         8. EMPLOYEES. Purchaser agrees to offer employment to all of Seller's employees.

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         9.       REPRESENTATIONS AND WARRANTIES. Seller represents, warrants and covenants to Purchaser as follows:

                  (a) Seller is a duly organized and validly existing Michigan corporation in good standing and has the power to execute, deliver and carry out this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (b) There are no claims, disputes, actions, suits, proceedings, or investigations pending or, to Seller's knowledge, threatened against or affecting Seller, Seller's business, or the Purchased Assets, except as listed on SCHEDULE 9(b).

                  (c) This Agreement is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

These representations and warranties shall survive the Closing.

         10. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents, warrants and covenants to Seller as follows:

                  (a) Purchaser is a duly organized and validly existing Michigan corporation in good standing and has the power to execute, deliver and carry out this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

                  (b) This Agreement is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

                  (c) PURCHASER UNDERSTANDS AND AGREES THAT THE PURCHASED ASSETS, PROPERTIES AND RIGHTS OF SELLER BEING PURCHASED HEREUNDER ARE SOLD, ASSIGNED, LEASED, TRANSFERRED AND CONVEYED TO PURCHASER IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS, WITHOUT ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

                  (d) Non-Reliance. In connection with its decision to acquire the Purchased Assets, Purchaser acknowledges that it is not relying upon any financial projections, budgets or other forward-looking financial data with respect to the Purchased Assets or the business prepared by or furnished to it by or on behalf of Seller and that Seller is making no representation or warranty with respect thereto.

         11. FURTHER ASSURANCES. Seller will, at any time and from time to time, after the Closing, upon request of Purchaser, do, execute, acknowledge and deliver, all such further acts, deeds, documents, instruments, agreements, etc., as may be appropriate, necessary or required to carry out the transactions contemplated in this Agreement. Purchaser will advance Seller the costs of any expenses Seller will incur in connection with the foregoing. Purchaser will, at any time and

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from time to time, after the Closing, upon request of Seller, do, execute, acknowledge and deliver, all such further acts, deeds, documents, instruments, agreements, etc., as may be appropriate, necessary or required to carry out the transactions contemplated in this Agreement. Seller will advance Purchaser the costs of any expenses Purchaser will incur in connection with the foregoing, or the Seller's responsibilities under the Agreement.

         12.      INDEMNIFICATION.

                  (a) Purchaser hereby indemnifies and agrees to hold Seller harmless of and from any and all of the Assumed Liabilities.

                  (b) If any claim is made or if any action is taken against Seller with respect to any Assumed Liability, Seller shall expeditiously notify Purchaser, and Purchaser shall have the sole control of and responsibility with respect to such claim or action, including the right to pay, contest or compromise such matter. Seller shall cooperate and make available to Purchaser and its counsel all relevant information in its control and render such other assistance as Purchaser may deem reasonably necessary in connection with such matter. If any claim is asserted against Seller by means of a lawsuit or similar proceeding or action, Purchaser shall be expeditiously notified thereof and furnished with a copy of the complaint, initial pleading or other document initiating the action.

                  (c) Unless and until Purchaser has breached its obligations to Seller with respect to an Assumed Liability, Seller shall not take any action with respect to such Assumed Liability, including without limitation, paying such Assumed Liability, entering into any agreement with respect to such Assumed Liability, consenting to the entry of any judgment with respect to such Assumed Liability, or entering into any settlement of such Assumed Liability, except with the written consent of Seller.

         13. ADVICE OF COUNSEL. SELLER ACKNOWLEDGES THAT IT HAS REVIEWED THIS DOCUMENT IN ITS ENTIRETY, HAVING CONSULTED WITH SUCH LEGAL, ACCOUNTING, TAX OR OTHER ADVISORS AS IT DEEMS APPROPRIATE AND UNDERSTANDS EACH OF THE PROVISIONS OF THIS DOCUMENT AND FURTHER ACKNOWLEDGE THAT IT HAS ENTERED INTO THIS DOCUMENT VOLUNTARILY.

         14. ENTIRE AGREEMENT; AMENDMENT. This Agreement sets forth the entire agreement of the parties. No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same is in a writing signed by Purchaser and Seller.

         15. COUNTERPARTS; TELECOPIED SIGNATURES. This document may be executed in any number of counterparts and by different parties to this document on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same document. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature.

         16. APPLICABLE LAW. This document shall be governed by and construed in accordance with the laws of the State of Michigan.

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         This Asset Purchase Agreement has been executed by the parties as of
March 31, 2004.

NC ACQUISITION CORP.                         NEMATRON CORPORATION

By: _______________________________          By _______________________________
    Hugo Braun, President
                                             Its: _____________________________

                                    Page 11

Exhibit 1 Legal Description of Real Property
Schedule 9(b) Claims